Exhibit 99.1

AAR REPORTS FOURTH QUARTER & FISCAL YEAR 2021 RESULTS

•	Fourth quarter sales of $438 million, up 5% over the prior year

•	Fourth quarter GAAP diluted earnings per share from continuing operations of $0.41 compared to a loss per share of $0.43 in Q4 FY2020

•	Fourth quarter adjusted diluted earnings per share from continuing operations of $0.47 up 81% from $0.26 in Q4 FY2020

•	Fourth quarter cash flow from operating activities from continuing operations of $24 million

WOOD DALE, ILLINOIS (July 20, 2021) — AAR CORP. (NYSE: AIR) today reported fourth quarter Fiscal Year 2021 consolidated sales of $437.6 million and income from continuing operations of $14.7 million, or $0.41 per diluted share. For the fourth quarter of the prior year, the Company reported sales of $416.5 million and loss from continuing operations of $15.0 million, or a loss of $0.43 per diluted share. Our adjusted diluted earnings per share from continuing operations in the fourth quarter of Fiscal Year 2021 were $0.47 compared to $0.26 in the fourth quarter of the prior year. Current quarter results included net after-tax adjustments of $2.0 million, or $0.06 per share, primarily related to customer credit and facility consolidation charges partially offset by government subsidies.

Consolidated fourth quarter sales increased 5% from the prior year quarter. Our consolidated sales to commercial customers increased 3% from the prior year quarter primarily due to the recovery in the commercial market from the impact of COVID-19. Our consolidated sales to government customers increased 7% as a result of continued strong performance across our global government contracts.

Sales to government and defense customers were 48% of consolidated sales compared to 47% in the prior year’s quarter reflecting the growth in our government business as well as the continued impact of COVID-19 on commercial volumes.

“We are encouraged by the strong recovery in domestic leisure travel as well as the recent positive commentary from our airline customers regarding increasing levels of domestic business travel. While there continues to be uncertainty about the pace of the recovery in our international markets, we are optimistic that demand will return when restrictions are lifted as the vaccines are further deployed. Additionally, our government end markets have continued their strong performance and the pipeline of opportunities remains full,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

Gross profit margin increased from 8.7% in the prior year quarter to 16.4% in the current quarter primarily due to the favorable impact from our actions to reduce costs and increase our operating efficiency. Adjusted gross profit margin increased from 13.6% in the prior year quarter to 16.5% in the current quarter. Sequentially, our adjusted gross profit margin increased from 16.1% in the third quarter to 16.5% in the current quarter.

Selling, general and administrative expenses increased from $47.3 million in the prior year quarter to $48.8 million. As a percentage of sales, selling, general and administrative expenses were 11.2% for the quarter compared to 11.4% last year.

Operating margin increased from a loss of 3.6% in the prior year quarter to profit of 4.7% in the current quarter primarily due to the favorable impact from our actions to reduce costs and increase our operating efficiency. Adjusted operating margin increased from 3.2% in the prior year quarter to 5.2% in the current quarter. Sequentially, our adjusted operating margin increased from 5.0% in the third quarter to 5.2% in the current quarter.

Net interest expense for the quarter was $0.9 million compared to $2.6 million last year. Average diluted share count increased to 35.7 million from 34.7 million in the prior year quarter.

Cash flow provided by operating activities from continuing operations was $23.5 million during the current quarter compared to a use of cash of $18.6 million in the prior year quarter. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $33.3 million in the current quarter.

Net debt at May 31, 2021 was $83.4 million compared to $197.3 million at May 31, 2020. Our net leverage was 0.73x at May 31, 2021 compared to 1.27x at May 31, 2020.

Holmes continued, “During the year, we made progress every quarter in improving our operating margins as a result of the actions we took to drive more efficiency throughout our operations. Additionally, our focus on managing working capital generated over $100 million in cash flow during the year allowing us to reduce our net leverage despite a decline in adjusted EBITDA. As our revenue continues to recover, our lower cost structure and improved operational efficiency are expected to improve our long-term margins and cash flow.”

Fiscal Year 2021 Results

Full Fiscal Year 2021 consolidated sales were $1.65 billion, a decrease of 20% from Fiscal Year 2020. Aviation Services sales decreased by 21% from the reduced commercial airline volumes from COVID-19 while sales to government customers in this segment grew 9%. Expeditionary Services sales decreased 9% in Fiscal Year 2021 as double-digit growth in our Mobility operations was more than offset by the sale of our Composites business.

Full Fiscal Year 2021 income from continuing operations was $46.3 million, or $1.30 per diluted share. In Fiscal Year 2020, income from continuing operations was $24.8 million, or $0.71 per share. Our adjusted diluted earnings per share from continuing operations was $1.31 in the current year compared to $2.15 last year reflecting the COVID-19 impact.

Sales to government and defense customers were 51% of consolidated sales compared to 38% in the prior year reflecting growth from government contract awards and the continued impact of COVID-19 on commercial volumes. Sales to commercial customers represented 49% of consolidated sales compared to 62% last year.

Cash flow from operating activities from continuing operations was $108.5 million in Fiscal Year 2021 compared to a use of cash of $19.1 million in Fiscal Year 2020. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $144.2 million in the current year.

Holmes concluded, “I am very proud of our team and the results we delivered this year as we navigated the significant downturn in commercial aviation. We are emerging as a more focused Company with higher margins and an even stronger balance sheet. Going forward, we will continue to invest in our new and aftermarket parts activities, expand our digital offering, pursue more government business and capitalize on other opportunities as the market continues to recover. I am very excited about our position as we enter Fiscal Year 2022.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CT on July 20, 2021. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or +1-703-639-1319 from outside the U.S. A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or +1-404-537-3406 from outside the U.S. (access code 2746882). The replay will be available from 7:15 p.m. CT on July 20, 2021 until 10:59 p.m. CT on July 26, 2021.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM solutions; integrated solutions; maintenance, repair, overhaul; and engineering. AAR’s Expeditionary Services include mobility systems operations. Additional information can be found at www.aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | (630) 227-2000 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to, (i) the continued strong performance across our global government contracts and growth in our government business, (ii) the increasing levels of domestic business travel, (iii) our optimism about the recovery in our international markets, (iv) the continued strong performance and the pipeline of opportunities remaining full in our government end markets, (v) our ability to progress every quarter in improving our operating margins and to drive more efficiency throughout our operations, (vi) our ability to focus on managing working capital to generate cash flow, (vii) our expectation to maintain our lower cost structure and improve operational efficiency to improve our long-term margins and cash flow, (viii) maintaining higher margins and a stronger balance sheet, and (ix) our ability to continue to invest in our new and aftermarket parts activities, expand our digital offering, pursue more government business and capitalize on other opportunities as the market continues to recover.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made , and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) the continued impact of the COVID-19 pandemic on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (iii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 44.7% of total sales in fiscal 2021); (iv) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (v) cost overruns and losses on fixed-price contracts; (vi) nonperformance by subcontractors or suppliers; (vii) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (viii)a reduction in outsourcing of maintenance activity by airlines; (ix) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (x) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (xi) financial and operational risks arising as a result of operating internationally; (xii) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xiii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiv) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xv) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xvi) non-compliance with restrictive and financial covenants contained in certain of our loan agreements, and government funding received under the CARES Act; (xvii) restrictions on paying, or failure to maintain or pay dividends; (xviii) exposure to product liability and property claims that may be in excess of our liability insurance coverage; (xix) threats to our systems technology from equipment failures’ cyber and other security y breaches or other disruptions; (xx) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change; and (xxi) a need to make significant capital expenditures to keep pace with technological developments in our industry. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our Quarterly Reports on Form 10-Q. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In millions except per share data - unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Sales	$437.6	$416.5	$1,652.3	$2,072.0
Cost and expenses:
Cost of sales	365.8	380.1	1,376.4	1,802.8
Provision for doubtful accounts	2.7	2.1	8.5	5.4
Selling, general and administrative	48.8	47.3	182.4	220.6
Earnings (Loss) from joint ventures	0.4	(1.9)	0.2	(1.9)

Operating income (loss)	20.7	(14.9)	85.2	41.3
Loss on sale of business	(0.7)	––	(20.2)	––
Interest expense, net	(0.9)	(2.6)	(4.8)	(8.8)
Other income (expense), net	0.4	(1.5)	4.3	(2.1)

Income (Loss) from continuing operations before income tax expense (benefit)	19.5	(19.0)	64.5	30.4
Income tax expense (benefit)	4.8	(4.0)	18.2	5.6
Income (Loss) from continuing operations	14.7	(15.0)	46.3	24.8
Loss from discontinued operations	(0.7)	(1.5)	(10.5)	(20.4)
Net income (loss)	$14.0	$(16.5)	$35.8	$4.4

Earnings per share – Basic:
Earnings (Loss) from continuing operations	$0.42	$(0.43)	$1.31	$0.71
Loss from discontinued operations	(0.02)	(0.04)	(0.30)	(0.59)
Earnings (Loss) per share – Basic	$0.40	$(0.47)	$1.01	$0.12

Earnings per share – Diluted:
Earnings (Loss) from continuing operations	$0.41	$(0.43)	$1.30	$0.71
Loss from discontinued operations	(0.02)	(0.04)	(0.30)	(0.58)
Earnings (Loss) per share – Diluted	$0.39	$(0.47)	$1.00	$0.13

Share Data:
Weighted average shares outstanding – Basic	35.0	34.7	35.0	34.8
Weighted average shares outstanding – Diluted	35.7	34.7	35.3	35.0

AAR CORP. and Subsidiaries

Consolidated Balance Sheets (In millions)	May 31, 2021	May 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$51.8	$404.7
Restricted cash	8.4	20.0
Accounts receivable, net	166.7	171.9
Contract assets	71.9	49.3
Inventories, net	540.6	623.1
Rotable assets and equipment on or available for lease	50.4	69.6
Assets of discontinued operations	19.5	22.9
Other current assets	27.7	77.2
Total current assets	937.0	1,438.7
Property, plant, and equipment, net	120.0	135.7
Operating lease right-of-use assets, net	75.8	89.7
Goodwill and intangible assets, net	123.8	121.7
Rotable assets supporting long-term programs	184.3	211.7
Other non-current assets	98.8	81.5
Total assets	$1,539.7	$2,079.0

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$301.4	$353.2
Liabilities of discontinued operations	35.4	29.9
Total current liabilities	336.8	383.1
Long-term debt	133.7	600.0
Operating lease liabilities	59.9	70.9
Other liabilities and deferred income	34.9	122.4
Total liabilities	565.3	1,176.4
Equity	974.4	902.6
Total liabilities and equity	$1,539.7	$2,079.0

AAR CORP. and Subsidiaries

Consolidated Statements of Cash Flows (In millions – unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Cash flows provided from (used in) operating activities:
Net income (loss)	$14.0	$(16.5)	$35.8	$4.4
Loss from discontinued operations	0.7	1.5	10.5	20.4
Income (Loss) from continuing operations	14.7	(15.0)	46.3	24.8
Adjustments to reconcile income (loss) from continuing operations to net cash provided from (used in) operating activities
Depreciation and intangible amortization	9.2	10.9	36.3	43.7
Amortization of stock-based compensation	2.4	(3.0)	9.2	7.3
Provision for doubtful accounts	2.7	2.1	8.5	5.4
Loss on sale of business	0.7	––	20.2	––
Contract termination and restructuring costs	––	6.6	2.2	31.3
Impairment charges	2.1	8.1	9.1	8.1
Changes in certain assets and liabilities:
Accounts receivable	18.0	49.4	(4.5)	14.8
Contract assets	(9.6)	15.3	(26.4)	9.9
Inventories	23.7	3.5	74.9	(94.5)
Rotable assets supporting long-term programs	4.9	1.6	9.1	(22.1)
Accounts payable and accrued liabilities	(50.8)	(92.9)	(45.5)	4.6
Deferred revenue on long-term programs	(10.4)	(15.7)	(83.0)	(14.6)
Other	15.9	10.5	52.1	(37.8)
Net cash provided from (used in) operating activities – continuing operations	23.5	(18.6)	108.5	(19.1)
Net cash provided used in operating activities – discontinued operations	(0.9)	(8.6)	(3.3)	(17.0)
Net cash provided from (used in) operating activities	22.6	(27.2)	105.2	(36.1)

Cash flows used in investing activities:
Property, plant and equipment expenditures	(2.7)	(5.3)	(11.3)	(23.6)
Proceeds from termination of life insurance policies	––	––	10.0	––
Other	(0.1)	0.5	0.8	(1.2)
Net cash used in investing activities – continuing operations	(2.8)	(4.8)	(0.5)	(24.8)

Cash flows provided from (used in) financing activities:
Proceeds from (repayments on) borrowings, net	(73.7)	394.5	(470.0)	459.5
Cash dividends	––	(2.6)	(0.1)	(10.7)
Purchase of treasury stock	––	––	––	(4.1)
Other	1.4	––	0.6	(0.2)
Net cash provided from (used in) financing activities – continuing operations	(72.3)	391.9	(469.5)	444.5
Effect of exchange rate changes on cash	0.1	(0.1)	0.3	––
Increase (Decrease) in cash and cash equivalents	(52.4)	359.8	(364.5)	383.6
Cash, cash equivalents, and restricted cash at beginning of period	112.6	64.9	424.7	41.1
Cash, cash equivalents, and restricted cash at end of period	$60.2	$424.7	$60.2	$424.7

AAR CORP. and Subsidiaries

Sales By Business Segment (In millions - unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Aviation Services	$415.4	$390.1	$1,553.7	$1,964.2
Expeditionary Services	22.2	26.4	98.6	107.8
	$437.6	$416.5	$1,652.3	$2,072.0

Gross Profit by Business Segment (In millions- unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Aviation Services	$69.3	$36.4	$263.2	$267.3
Expeditionary Services	2.5	––	12.7	1.9
	$71.8	$36.4	$275.9	$269.2

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted selling, general, and administrative expenses, adjusted operating income, adjusted cash flow from provided by (used in) operating activities from continuing operations, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our actual operating performance unaffected by the impact of certain items. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and items of an unusual nature including but not limited to business divestitures, workforce actions, subsidies and costs, impairment charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies and credit charges.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted Income from Continuing Operations (a) (In millions - unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Income (Loss) from continuing operations	$14.7	$(15.0)	$46.3	$24.8
Investigation and remediation compliance costs	––	1.4	3.3	7.7
Loss on sale of business	0.5	––	15.3	––
Contract termination/restructuring costs and loss provisions, net	(1.1)	5.2	7.1	24.0
Customer bankruptcy and credit charges	1.8	1.3	3.7	1.3
Asset impairment charges	––	8.7	5.4	8.7
Government COVID-related subsidies	(1.3)	(2.2)	(42.7)	(2.2)
Facility consolidation and repositioning costs	1.6	3.9	3.4	3.9
Severance, furlough and pension settlement charges	0.5	5.1	7.5	6.7
Gain on legal settlement	––	––	(3.3)	––
Strategic financing evaluation costs	––	0.3	0.8	0.3
Adjusted income from continuing operations	$16.7	$8.7	$46.8	$75.2

(a)	All adjustments are presented net of applicable income taxes.

Adjusted Diluted Earnings per Share from Continuing Operations (a) (unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Diluted earnings (loss) per share from continuing operations	$0.41	$(0.43)	$1.30	$0.71
Investigation and remediation compliance costs	––	0.04	0.10	0.22
Loss on sale of business	0.02	––	0.44	––
Contract termination/restructuring costs and loss provisions, net	(0.03)	0.15	0.20	0.68
Customer bankruptcy and credit charges	0.05	0.04	0.10	0.04
Asset impairment charges	––	0.25	0.15	0.25
Government COVID-related subsidies, net	(0.04)	(0.06)	(1.22)	(0.06)
Facility consolidation and repositioning costs	0.04	0.11	0.09	0.11
Severance, furlough and pension settlement charges	0.02	0.15	0.22	0.19
Gain on legal settlement	––	––	(0.09)	––
Strategic financing evaluation costs	––	0.01	0.02	0.01
Adjusted diluted earnings per share from continuing operations	$0.47	$0.26	$1.31	$2.15
(a)	All adjustments are presented net of applicable income taxes.

Adjusted Gross Profit Margin (In millions - unaudited)	Three Months Ended
	May 31, 2021	February 28, 2021	May 31, 2020
Sales	$437.6	$410.3	$416.5
Contract termination/restructuring costs and loss provisions, net	(2.4)	1.5	7.5
Adjusted sales	$435.2	$411.8	$424.0

Cost of sales	$365.8	$324.3	$380.1
Contract termination/restructuring costs and loss provisions, net	(1.1)	(2.5)	0.9
Government COVID-related subsidies, net	1.4	24.0	2.0
Facility consolidation and repositioning costs	(2.1)	––	(4.9)
Asset impairment charges	––	––	(9.1)
Severance and furlough costs, net	(0.6)	(0.1)	(2.6)
Adjusted cost of sales	$363.4	$345.7	$366.4

Adjusted gross profit margin	16.5%	16.1%	13.6%

Adjusted Selling, General and Administrative Expenses (In millions - unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Selling, general and administrative expenses	$48.8	$47.3	$182.4	$220.6
Investigation and remediation compliance costs	––	(1.8)	(4.4)	(9.7)
Severance and furlough costs	(0.1)	(2.4)	(3.2)	(4.6)
Government COVID-related subsidies, net	0.4	0.8	2.6	0.8
Strategic financing evaluation costs	––	(0.4)	(1.0)	(0.4)
Stock-based compensation	(2.4)	3.0	(8.9)	(7.3)
Adjusted selling, general and administrative expenses	$46.7	$46.5	$167.5	$199.4

Adjusted Operating Margin (In millions - unaudited)	Three Months Ended
	May 31, 2021	February 28, 2021	May 31, 2020
Adjusted sales	$435.2	$411.8	$424.0

Operating income (loss)	$20.7	$39.7	$(14.9)
Investigation and remediation costs	––	0.3	1.8
Contract termination/restructuring costs and loss provisions, net	(1.4)	4.0	6.6
Customer bankruptcy and credit charges	2.4	1.0	1.6
Government COVID-related subsidies, net	(1.8)	(24.6)	(2.8)
Facility consolidation and repositioning costs	2.1	––	4.9
Asset impairment charges	––	––	11.0
Severance and furlough costs, net	0.7	0.1	5.0
Strategic financing evaluation costs	––	––	0.4
Adjusted operating income	$22.7	$20.5	$13.6

Adjusted operating margin	5.2%	5.0%	3.2%

Adjusted Cash Provided by Operating Activities from Continuing Operations (In millions - unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Cash provided by (used in) operating activities from continuing operations	$23.5	$(18.6)	$108.5	$(19.1)
Amounts outstanding on accounts receivable financing program:
Beginning of period	48.4	85.6	74.3	86.2
End of period	(38.6)	(74.3)	(38.6)	(74.3)
Adjusted cash provided by (used in) operating activities from continuing operations	$33.3	$(7.3)	$144.2	$(7.2)

Adjusted EBITDA (In millions - unaudited)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2021	2020	2021	2020
Net income (loss)	$14.0	$(16.5)	$35.8	$4.4
Loss from discontinued operations	0.7	1.5	10.5	20.4
Income tax expense (benefit)	4.8	(4.0)	18.2	5.6
Other (income) expense, net	(0.4)	1.5	(4.3)	2.1
Interest expense, net	0.9	2.6	4.8	8.8
Depreciation and intangible amortization	9.2	10.9	36.3	43.7
Investigation and remediation costs	––	1.8	4.4	10.1
Loss on sale of business	0.7	––	20.2	––
Contract termination/restructuring costs and loss provisions, net	(1.4)	6.6	9.3	31.3
Asset impairment charges	––	11.0	7.0	11.0
Facility consolidation and repositioning costs	2.1	4.9	4.5	4.9
Severance and furlough costs, net	0.7	5.0	9.0	7.1
Customer bankruptcy and credit charges	2.4	1.6	4.9	1.6
Government COVID-related subsidies, net	(1.8)	(2.8)	(56.2)	(2.8)
Strategic financing evaluation costs	––	0.4	1.0	0.4
Stock-based compensation	2.4	(3.0)	9.2	7.3
Adjusted EBITDA	$34.3	$21.5	$114.6	$155.9

Net Debt (In millions- unaudited)	May 31, 2021	May 31, 2020
Total debt	$135.2	$602.0
Less: Cash and cash equivalents	(51.8)	(404.7)
Net debt	$83.4	$197.3

Net Debt to Adjusted EBITDA (In millions - unaudited)	May 31, 2021	May 31, 2020
Adjusted EBITDA for the year ended	$114.6	$155.9
Net debt at period end	83.4	197.3
Net debt to Adjusted EBITDA	0.73	1.27